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                                                                    EXHIBIT 99.1

Thursday January 17, 8:06 am Eastern Time

Press Release

SOURCE: Level 8 Systems, Inc. and Cicero Technologies, Inc.

Level 8 Systems Secures $3.6 Million for Cicero Operations

CARY, N.C., Jan. -- Level 8 Systems, Inc. (Nasdaq: LVEL), a global provider of high performance eBusiness integration software, today announced it has raised $3.6 million dollars from several investors comprised of both existing and new participants. The company plans to use the funds to support working capital needs.

"We were able to oversubscribe our offering in a relatively short time frame, which is a testament to the potential of our Cicero technology. More importantly, this new funding provides the capital to support operations while integrating Cicero in the customer relationship management and financial brokerage industries," said Tony Pizi, CEO of Level 8 Systems.

About Cicero and Geneva Software

Level 8 Systems offers solutions including Cicero(R), Geneva(TM) Business Process Automator (Geneva BPA) and Geneva(TM) Enterprise Integrator (Geneva EI) software. Geneva BPA, Geneva EI and Cicero software are complementary solutions. Cicero software offers enterprise customers the ability to organize diverse business processes by rapidly integrating existing applications and legacy systems into a cohesive, task-centric user interface that increases customer satisfaction, agent productivity and company revenue. Geneva BPA is a server-based system that provides a drag and drop GUI to design business processes. Geneva BPA extends Cicero to ensure that business processes among numerous workers within the contact center or other workgroups throughout the enterprise are streamlined and followed. Further, Geneva EI provides real-time, synchronous integration that brings together an enterprise's front office applications including web-based, PC-based, client/server, and packaged applications with new and existing back office systems including databases, mainframe systems, and packaged applications.

About Level 8 Systems

Level 8 Systems, Inc. is a global business integration software provider that enables organizations to seamlessly integrate enterprise applications, information and processes within an existing infrastructure. The Company markets its products and services to a variety of industries including financial services, telecommunications, utilities, transportation and retail. More information is available on the Level 8 web site at www.level8.com.

Level 8 Systems and Cicero are registered trademarks of Level 8 Systems, Inc. Level 8 and the Level 8 Systems logo are trademarks of Level 8 Systems, Inc. and/or its affiliates in the U.S. and certain other countries. Geneva Business Process Automator is a trademark of Level 8 Technologies, Inc., a wholly owned subsidiary of Level 8 Systems, Inc. and/or its affiliates in the U.S. and certain other countries.

SOURCE: Level 8 Systems, Inc. and Cicero Technologies, Inc.